UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 9, 2016

DIVIDEND CAPITAL DIVERSIFIED PROPERTY FUND INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-52596	30-0309068
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

518 Seventeenth Street, 17th Floor, Denver CO	80202
(Address of Principal Executive Offices)	(Zip Code)
(303) 228-2200
(Registrant’s telephone number, including area code)
Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.
Borrowing Activities
On September 9, 2016, Dividend Capital Diversified Property Fund Inc. (referred to herein as the “Company,” “we,” “our,” or “us”) repaid one mortgage note borrowing (the "Harborside Mortgage Note") in full prior to its scheduled maturity within the open prepayment period using proceeds from our revolving credit facility. The Harborside Mortgage Note had a balance of approximately $105.3 million as of June 30, 2016, with an interest rate of 5.50% and a maturity date of December 10, 2016. The Harborside Mortgage Note was secured by an office property in the Northern New Jersey market.
After giving effect to the following borrowing transactions that occurred subsequent to June 30, 2016, our total weighted average interest rate decreased from 3.6% to 3.2%: (i) repayment of the Harborside Mortgage Note, (ii) repayment of a $24.0 million mortgage note secured by an office property in the Philadelphia, PA market, with an interest rate of 5.89% and a maturity date of September 1, 2016, and (iii) issuance of a new mortgage note borrowing of $52.5 million secured by an office property in the Washington D.C. market, with an interest rate spread of 1.65% over one-month LIBOR, which matures in August 2023. Furthermore, we no longer have any debt maturing in 2016 and our floating rate borrowings as a percentage of our total borrowings increased from 19% to 29% after these transactions.
Disposition of Real Property
On September 2, 2016, we disposed of an industrial property in Louisville, KY comprising approximately 126,000 net rentable square feet to an unrelated third party. We sold the property, which had a net basis of approximately $4.1 million as of June 30, 2016, for a total sales price of $5.4 million.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dividend Capital Diversified Property Fund Inc.
September 15, 2016
	By:	/S/ M. KIRK SCOTT
M. Kirk Scott
Chief Financial Officer